Exhibit 10.44

March 8, 2015

Justin File

Dear Justin:

It gives me great pleasure to confirm the offer for your full-time, exempt employment with Evofem, Inc. as Senior Director of Finance. (Note that in connection with the contemplated Initial public offering, Evofem, Inc. may reorganize and have a parent entity, in which case your employment would be with Evofem, Inc.’s parent entity.) You will report directly to Evofem’s CEO with a dotted line to the COO, until such time as a CFO is hired.

This term of employment will begin on March 23, 2015 and carries an annual salary of US $200,000.00 and is eligible for benefits, including an annual bonus of up to 10% of your annual salary at the time. You will be eligible to receive the annual bonus after meeting a ninety (90) days employment requirement. The bonus percentage is subject to change and requires board approval each year. You are eligible for medical, dental, and vision coverage as of your date of hire.

Additionally you are eligible to participate in our 401K plan after three (3) months of service. The employer contribution is a non-matching three percent (3%) of your salary each pay period and a discretionary annual non-matching one percent (1%).

You will also be eligible for vacation accrual rate of fifteen (15) days per year, and sick accrual of ten (10) days per year.

Upon your acceptance of this offer, our Associate Director of HR will schedule a time to review ail your benefits in detail so that you can enroll for the coverage you want.

Please note: Employment is governed by Evofem’s Personnel Policies and is not for a fixed period unless Evofem specifies in writing. Employment with Evofem is at will, and either the employee or Evofem can terminate employment at any time. The terms of this letter embody the entire agreement and understanding between you and Evofem with respect to the subject matter hereof and supersede any prior or contemporaneous communications (whether written or oral) related to the subject matter hereof.

By signing below you agree to the terms of this offer.

Please return the offer by 03/13/2015 or this offer will become null and void.

We are all very pleased to welcome you as a member of the Evofem team!!!

Sincerely,	Agreed:

/s/ Saundra Pelletier

Saundra Pelletier	/s/ Jay File 3/9/15
CEO	Employee/Date